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EXHIBIT 11
                    ROYAL APPLIANCE MFG. CO. AND SUBSIDIARIES

                                    FORM 10-Q

                    COMPUTATION OF EARNINGS PER COMMON SHARE
                                   (Unaudited)
                    (In thousands, except per share amounts)



                                                   Three Months          Nine Months
                                                Ended September 30,   Ended September 30,
                                                -------------------   -------------------
                                                    1997     1996      1997      1996
Net income applicable to
common shares                                    $ 4,089   $ 3,151   $ 5,614   $ 4,811
                                                 =======   =======   =======   =======

Primary:
  Weighted average common shares
     outstanding for the period                   23,577    24,002    23,802    24,004

Dilutive stock options -
  based on the treasury stock
  method using average market
  price                                              496       269       399       181
                                                  ------    ------    ------    ------


Totals                                            24,073    24,271    24,201    24,185
                                                  ======    ======    ======    ======

Fully diluted:
  Weighted average shares outstanding             23,577    24,002    23,802    24,004
Dilutive stock options -
  based on the treasury stock
  method using the period-ended
  market price if higher than
  the average market price                           501       331       452       304
                                                  ------    ------    ------    ------

Totals                                            24,078    24,333    24,254    24,308
                                                  ======    ======    ======    ======

Income per common and common equivalent share:

  Primary                                        $   .17   $   .13   $   .23   $   .20

  Fully diluted (A)                              $   .17   $   .13   $   .23   $   .20
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(A)        This calculation is submitted in accordance with Regulation S-K Item
           601(b)(11) although not required for statement of operations presentation because it results in dilution of less than 3 percent.


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